                    SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS
          OF CAPITOL AMERICAN FINANCIAL CORPORATION AND CONSECO, INC.
                             DATED OCTOBER 17, 1996


         The following amends information relating to the number of shares of common stock of the Company reported to be owned by Barry J. Hershey in the Proxy Statement/Prospectus of Capitol American Financial Corporation and Conseco, Inc. dated October 17, 1996 under the captions and beginning at the pages indicated below, to which reference should be made.


"SUMMARY--CAF SHAREHOLDER MEETING--CERTAIN VOTING INFORMATION" (PAGE 3)

         The third sentence should be amended in its entirety to read as follows:

                 As of the CAF Record Date, Barry J. Hershey and Connie Hershey were entitled to vote 7,754,003 shares of CAF Common Stock, or approximately 44.3 percent of the number of shares of CAF Common Stock outstanding and entitled to vote on such date.

"SUMMARY--THE MERGER; THE MERGER AGREEMENT--SHAREHOLDERS AGREEMENT" (PAGE 9)

         The second sentence should be amended in its entirety to read as follows:

                 As of the CAF Record Date, Barry J. Hershey and Connie Hershey were entitled to vote 7,754,003 shares of CAF Common Stock, or approximately 44.3 percent of the number of shares of CAF Common Stock outstanding and entitled to vote on such date.

"CAF SHAREHOLDER MEETING--VOTING AT THE CAF SPECIAL MEETING; RECORD DATE; QUORUM" (PAGE 28)

         The second sentence of the third paragraph should be amended in its entirety to read as follows:

                 As of such date, Barry J. Hershey and Connie Hershey were entitled to vote 7,754,003 shares of CAF Common Stock, or approximately 44.3 percent of the number of shares of CAF Common Stock outstanding and entitled to vote as of such date.

In addition, Barry J. Hershey's beneficial ownership as set forth in the table immediately following the third paragraph should be amended as follows:

                                                       Number of     Percent of
                                                         Shares         Class
                                                        -------        -----

                 Barry J. Hershey(3)   . . . . . . . .  5,868,943        33.5

                 _________________
                 (3) Includes 1,310,371 shares of CAF Common Stock with respect to which Barry J. Hershey exercises shared voting power. Excludes 1,885,060 additional shares of CAF Common Stock beneficially owned by Connie Hershey, Barry J. Hershey's wife.

         If you have already marked your proxy card and wish to change your vote, please call Theresa Casey of the Company at (216) 696-6400 and a new proxy card will be furnished to you promptly. Should you have any questions or require an additional copy of the Proxy Statement/Prospectus, please call Linda
M. Margolin, Director of Investor Relations, at (216) 696-6400.

October 30, 1996